Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

QR Energy, LP:

We consent to the incorporation by reference in the registration statement (No. 333-171333) on Form S-8 and the registration statement (No. 333-181820) on Form S-3 of QR Energy, LP of our report dated June 29, 2012, with respect to the Statement of Revenues and Direct Operating Expenses – Acquired Prize Properties for the year ended December 31, 2011, which report appears in the Form 8-K/A of QR Energy, LP dated June 29, 2012.

(Signed) KPMG LLP

Houston, TX

June 29, 2012